UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 7, 2011 (February 1, 2011)

PZENA INVESTMENT MANAGEMENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33761	20-8999751
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 West 45th Street, New York, New York	10036

(Address of Principal Executive Offices)	Zip Code

Registrant’s Telephone Number, Including Area Code:	(212) 355-1600

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

   (c) Appointment of Executive Vice Presidents

On February 7, 2011, the Company announced that Antonio DeSpirito (42) and Michael D. Peterson (46) have been appointed by the Board of Directors of the Company, to serve as Executive Vice Presidents of the Company.

Mr. DeSpirito is a Managing Principal, Portfolio Manager of Value and Large Cap Value at the Company and is a member of the operating company’s Executive Committee. Prior to joining the Company in 1996, Mr. DeSpirito was an Associate in the Corporate Department at the Boston-based law firm of Ropes & Gray LLP. At Ropes & Gray, he advised clients in the direct television, financial services, fitness, packaging films, retail, software, and wire and cable industries. Mr. DeSpirito earned a B.S. summa cum laude from the Wharton School of the University of Pennsylvania in 1990 and a J.D. magna cum laude from Harvard Law School in 1993.

Mr. Peterson is a Managing Principal, Portfolio Manager of EAFE, European and Global Value at the Company, and is a member of the operating company’s Executive Committee. Prior to joining the Company in 1998, Mr. Peterson was an Engagement Manager at McKinsey & Company. At McKinsey, he was a member of the Financial Institutions Group, as well as the Pricing Practice. Prior to joining McKinsey, he was an Assistant Professor at the Indiana University School of Public and Environmental Affairs, where he taught operations research and operations management. He holds a PhD in Management (Operations Research) from the M.I.T. Sloan School of Management, where he was a National Science Foundation fellow from 1989 to 1992. Prior to that, he received a M.A. in Mathematics from the University of Cambridge in 1988 and an A.B. summa cum laude in Economics from Princeton University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 7, 2011

PZENA INVESTMENT MANAGEMENT, INC.

By:	/s/ Joan F. Berger
Name:Joan F. Berger
Title: General Counsel